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                                                                    EXHIBIT 21.1


                           REPUBLIC INDUSTRIES, INC.
                      SUBSIDIARIES AS OF DECEMBER 13, 1996


Subsidiary(1)               State of Incorporation     Additional Business Names

Alamo Rent-A-Car, Inc.(2)   Florida                    None


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(1)   Omits the following number of direct subsidiaries operating in the United
States in the indicated industries: (a) 102 in solid waste, (b) 28 in electronic security services, (c) 3 in automotive retail and (d) 12 in vehicle rental.

(2) Omits 5 and 11 direct subsidiaries operating in the United States and foreign countries, respectively, in the vehicle rental industry.